Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for the Three and Nine Months Ended

September 30, 2018 and Reaffirms Full Year 2018 Guidance

CONCORD, NC (November 7, 2018) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported third quarter 2018 total revenues of $160.1 million and net income of $24.1 million or $0.59 per diluted share. Nine month 2018 total revenues were $400.3 million, net income was $53.2 million or $1.30 per diluted share, and adjusted non-GAAP net income was $52.1 million or $1.27 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2018 non-GAAP earnings guidance of $1.00 to $1.20 per diluted share as further described below. Non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

These results reflect the success of our inaugural NASCAR Monster Energy Cup and Xfinity Series races on Charlotte Motor Speedway’s new ROVAL™, as well as the adverse impact of unusually poor weather or extreme heat surrounding NASCAR racing events at our Bristol, Las Vegas and New Hampshire Motor Speedways this third quarter, at Bristol, Charlotte and Texas Motor Speedways and Sonoma Raceway in the second quarter, and at Atlanta and Las Vegas Motor Speedways in the first quarter – seven of our eight speedways. Management believes many revenue categories continue to be negatively impacted by changing demographics, evolving media content consumption, the lingering effects of lower consumer and corporate spending, and underemployment in certain demographic groups.

The significant race schedule changes for the three and nine months ended September 30, 2018 as compared to 2017 are presented below in the Selected Financial Data.

Third Quarter Comparison
●	Total revenues of $160.1 million in 2018 compared to $130.7 million in 2017
●	Net income and adjusted non-GAAP net income of $24.1 million or $0.59 per diluted share in 2018 compared to $9.2 million or $0.22 per diluted share in 2017

Year-to-Date Comparison

●	Total revenues of $400.3 million in 2018 compared to $377.2 million in 2017
●	Non-recurring benefit of state income tax law change of $1.1 million or $0.03 per diluted share in 2018
●	Accelerated depreciation and removal costs on retired assets aggregating $4.6 million pre-tax, $2.9 million after-tax or $0.07 per diluted share in 2017
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after tax or $0.02 per diluted share in 2017
●	Net income of $53.2 million or $1.30 per diluted share in 2018 compared to $34.6 million or $0.84 per diluted share in 2017
●	Adjusted non-GAAP net income of $52.1 million or $1.27 per diluted share in 2018 compared to $38.2 million or $0.93 per diluted share in 2017

The Company now excludes the 10% broadcast rights fees that NASCAR retains for itself from both broadcasting revenue and related event management fees. Amounts for NASCAR broadcasting revenue and NASCAR event management fees were revised by $6.9 million and $20.0 million in the three and nine months ended September 30, 2017 (comparable amounts were $8.7 million and $22.4 million for 2018). The revision had no impact on net income, earnings per share, balance sheet data or cash flows.

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or diluted earnings per share determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended September 30:		Nine Months Ended September 30:
	2018	2017	2018	2017
Net income using GAAP	$24,073	$9,211	$53,242	$34,582
Non-recurring benefit of state income tax law change	–	–	(1,110)	–
Impairment of goodwill, pre-tax	–	–	–	1,117
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	–	–	4,597
Aggregate income tax effect of non-GAAP adjustments	–	–	–	(2,119)
Non-GAAP net income	$24,073	$9,211	$52,132	$38,177

Diluted earnings per share using GAAP	$0.59	$0.22	$1.30	$0.84
Non-recurring benefit of state income tax law change	–	–	(0.03)	–
Impairment of goodwill, pre-tax	–	–	–	0.03
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	–	–	0.11
Aggregate income tax effect of non-GAAP adjustments	–	–	–	(0.05)
Non-GAAP diluted earnings per share	$0.59	$0.22	$1.27	$0.93

Significant 2018 Third Quarter Events

●	Bristol Motor Speedway – NASCAR Bass Pro Shops NRA Night Race Monster Energy Cup, Food City 300 Xfinity and UNOH 200 Camping World Truck Series racing events
●	Charlotte Motor Speedway – NASCAR Bank of America ROVALTM 400 Monster Energy Cup and Drive for the Cure 200 Xfinity Series racing events
●	Kentucky Speedway – NASCAR Quaker State 400 Monster Energy Cup, Alsco 300 Xfinity and Buckle Up in Your Truck 225 Camping World Truck Series racing events
●	Las Vegas Motor Speedway – NASCAR South Point 400 Monster Energy Cup, DC Solar 300 Xfinity and World of Westgate 200 Camping World Truck Series racing events
●	New Hampshire Motor Speedway – NASCAR Foxwoods Resort Casino 301 Monster Energy Cup and Lakes Region 200 Xfinity Series racing events
●	Sonoma Raceway – Toyota NHRA Sonoma Nationals and INDYCAR Grand Prix of Sonoma IndyCar Series racing events

2018 Earnings Guidance

The Company reaffirmed that third quarter 2018 results are consistent with its previous full year 2018 non-GAAP earnings guidance of $1.00-$1.20 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and other costs and continuing underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

During the nine months ended September 30, 2018, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $18.5 million. On October 22, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.1 million, payable on December 3, 2018 to shareholders of record as of November 12, 2018. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the nine months ended September 30, 2018, the Company repurchased 185,000 shares of common stock for approximately $3.4 million under its stock repurchase program. As of September 30, 2018, the Company has repurchased 4,994,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 1,006,000.

Comments

“Major highlights this quarter include the resounding success of our inaugural NASCAR Monster Energy Cup and Xfinity Series races on Charlotte’s new 2.28-mile ROVAL™, which combines the legendary oval and new world-class road course,” stated Speedway Motorsports Chief Executive Officer and President Marcus G. Smith. “Also, we were pleased the realigned NASCAR races held at our Las Vegas Motor Speedway generated net increases in profitability as expected, despite extremely high temperatures, demonstrating the long-term appeal of that growing market. SMI’s third quarter and year-to-date results for 2018 were within our expectations, despite continued challenges with unusually poor weather. Rain or excessive heat surrounded all of our NASCAR Cup weekends in the third quarter except at our Charlotte and Kentucky speedways, with poor weather adversely impacting admissions and certain revenue streams at seven of our eight speedways at some point in 2018.”

“The tremendous excitement generated throughout our inaugural NASCAR Bank of America ROVAL™ 400 Monster Energy Cup race exceeded even our expectations. The feedback by our long-term loyal and first-time fans has been outstanding. SMI hopes this unparalleled racing entertainment ‘sets the stage’ for similar racing at other motorsport facilities. We have already sold most of our NASCAR Monster Energy Cup, Xfinity and Truck Series entitlements for 2019, and many for several years beyond. Our long-term contracted revenue streams remain strong. These, combined with our steady execution of debt reduction, share repurchases and strategic capital spending, are building our financial strength. SMI is well-positioned to capitalize on long-term opportunities to increase revenue streams and profitability.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “SMI’s commitment to providing our fans and corporate customers with unique, innovative and appealing entertainment is stronger than ever. Proud examples include our new ROVAL™ course, and owning two distinctive ‘four-lane’ premium dragways and three of the world’s largest high-definition video boards. SMI’s management teams realize the increasing importance of investing in the future to deliver entertainment that appeals to shifting demographics and media content consumption. NASCAR’s continuing changes are definitely improving on-track racing competition, and our broadcasting media powerhouses are providing outstanding race coverage entertainment. SMI, NASCAR and the broadcasters are more focused than ever on capturing the next generation of race fans.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 2197666. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Nine Months Ended September 30, 2018 and 2017
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
STATEMENT OF OPERATIONS DATA	9/30/2018	9/30/2017	9/30/2018	9/30/2017

Revenues:
Admissions	$30,536	$27,641	$66,811	$71,532
Event related revenue	45,099	34,452	112,082	103,491
NASCAR broadcasting revenue (a)	78,374	61,962	201,246	180,065
Other operating revenue	6,076	6,668	20,158	22,090
Total Revenues	160,085	130,723	400,297	377,178
Expenses and Other:
Direct expense of events	35,597	32,732	80,864	78,420
NASCAR event management fees (a)	45,731	36,453	112,559	100,540
Other direct operating expense	4,235	4,363	13,673	14,534
General and administrative	26,277	25,793	77,925	75,323
Depreciation and amortization	13,252	13,834	39,480	44,808
Interest expense, net	2,771	3,054	8,681	9,222
Impairment of goodwill	-	-	-	1,117
Other expense (income), net	60	(157)	(2,186)	45
Total Expenses and Other	127,923	116,072	330,996	324,009
Income Before Income Taxes	32,162	14,651	69,301	53,169
Provision for Income Taxes	(8,089)	(5,440)	(16,059)	(18,587)
Net Income	$24,073	$9,211	$53,242	$34,582

Basic Earnings Per Share	$0.59	$0.22	$1.30	$0.84
Weighted average shares outstanding	40,882	41,004	40,936	41,046

Diluted Earnings Per Share	$0.59	$0.22	$1.30	$0.84
Weighted average shares outstanding	40,895	41,022	40,951	41,062

Major NASCAR-sanctioned Events Held During Period	10	8	22	20

(a) Amounts for 2017 were revised for consistency with 2018 presentation; there was no impact on net income, earnings per share or balance sheet data

Certain Events Affected by Poor Weather and Other Racing Schedule Changes:

•  Poor weather or excessive heat surrounded the NASCAR Monster Energy Cup Series racing weekends at Atlanta and Las Vegas Motor Speedways in the first quarter 2018, at Bristol, Charlotte and Texas Motor Speedways and Sonoma Raceway in the second quarter 2018, and at Bristol, Las Vegas and New Hampshire Motor Speedways in the third quarter 2018

•  One NASCAR Monster Energy Cup and one annual Camping World Truck Series racing event from New Hampshire Motor Speedway, and one Xfinity Series racing event from Kentucky Speedway, were realigned to Las Vegas Motor Speedway in the third quarter 2018 (all were held in the third quarter 2017)

• Charlotte Motor Speedway held one NASCAR Monster Energy Cup and one Xfinity Series race in the third quarter 2018 that were held in the fourth quarter 2017
• Charlotte Motor Speedway held one major NHRA racing event in the third quarter 2017 that is being held in the fourth quarter 2018
• Las Vegas Motor Speedway held one NASCAR Camping World Truck Series race in the first quarter 2018 that was held in the third quarter 2017

BALANCE SHEET DATA	9/30/2018	12/31/2017

Cash and cash equivalents	$80,501	$81,924
Total current assets	135,776	123,334
Property and equipment, net	947,866	958,215
Goodwill and other intangible assets, net	344,608	344,608
Total assets	1,452,893	1,450,680

Deferred race event and other income, net	24,228	40,779
Total current liabilities	78,701	88,733
Credit facility borrowings (all term loan)	3,000	30,000
Total long-term debt (excluding deferred financing costs)	203,887	231,049
Total liabilities	500,246	531,457
Total stockholders' equity	952,647	919,223

4